Exhibit 10.2

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (the “Agreement”) is made and entered into by and between Southern National Bancorp of Virginia, Inc., a Virginia corporation (the “Company”), and Sonabank, National Association, a national bank and the wholly-owned subsidiary of the Company (“Sonabank”) on the one hand, and Georgia S. Derrico (“Executive”) on the other hand, as of August         , 2006 (the “Effective Date”). Each of the Company, Sonabank and Executive is a “Party” to this Agreement, and, together, they are the “Parties” hereto.

WHEREAS, it is in the best interests of the Company, Sonabank and the Company’s stockholders to assure Executive’s continued dedication to the Company; and

WHEREAS, any consideration by the Company or Sonabank of strategic transactions, such as mergers and acquisitions, would inevitably create personal uncertainties for Executive, and could distract Executive from the business of the Company or Sonabank; and

WHEREAS, it is in the best interests of Sonabank, the Company and the Company’s stockholders to provide Executive with compensation and benefits arrangements in the event of a possible termination of Executive’s employment, including a termination in connection with a strategic transaction, as more fully provided herein; and

WHEREAS, the Company, Sonabank and Executive have determined that it is in their mutual best interests that this Agreement be executed by the Parties in order to set forth the terms and conditions for severance benefits in the event of such a termination as provided for herein;

NOW, THEREFORE, in consideration of the covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, Sonabank and the Executive hereby agree as follows:

1. DEFINITIONS.

Certain terms used in this Agreement are defined in the body of this Agreement. Other terms are defined as set forth in this Section 1, as follows:

1.1 “Affiliate” shall mean Sonabank or any other corporation or other business entity that is a parent or subsidiary of the Company, including ownership of 50% or more of the voting or profits interests of the corporation or other business entity.

1.2 “Base Salary” shall mean Executive’s highest paid or payable annual base salary for any consecutive twelve (12) month period during her employment with the Company or an Affiliate. Any increase in base salary shall not serve to limit or reduce any other obligation to Executive under this Agreement or under any other plan or agreement with the Company or an Affiliate. The term Base Salary as utilized in this Agreement shall refer to her Base Salary as it may be increased, from time to time, but no decrease in her annual base salary shall decrease the Base Salary referred to herein.

1.3 “Board” shall mean the Board of Directors of the Company or of Sonabank, as the context so requires.

1.4 “Business Day” means any day other than a Saturday, Sunday or Federal holiday.

1.5 “Cause” shall mean any of the following: (i) Executive’s commission of a willful act (including, without limitation, a dishonest or fraudulent act which dishonest or fraudulent act results in personal gain to the Executive) or a grossly negligent act, or the willful or grossly negligent omission to act by Executive, which causes material financial or reputational harm to the Company or an Affiliate; (ii) Executive’s conviction of, or plea of nolo contendere to, any felony involving dishonesty or fraud or that causes significant material financial or reputational injury to the Company or an Affiliate; or (iii) Executive’s willful neglect of, or continued failure to substantially perform, in any material respect, her duties (as assigned to Executive from time to time) or obligations (including a material violation of Company or Affiliate policy or procedures) to the Company or an Affiliate other than any such failure resulting from her incapacity due to physical or mental illness. For purposes of this Section, an act or omission is “willful” if it was knowingly done, or knowingly omitted to be done, by Executive not in good faith and without reasonable belief that the act or omission was in the best interests of the Company or an Affiliate. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company or an Affiliate shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company or an Affiliate, as applicable. The Board of Directors of the Company (the Executive and any of her immediate family members recusing themselves from discussions, deliberations and voting) has the discretion, in other circumstances, to determine in good faith, from all the facts and circumstances reasonably available to it, whether Executive’s act or omission was “willful.”

1.6 “Change in Control” shall mean a change in the ownership of the Company or Sonabank, a change in the effective control of the Company or Sonabank or a change in the ownership of a substantial portion of the assets of the Company or Sonabank as provided under Section 409A of the Code, as amended from time to time, and any Internal Revenue Service guidance, including Notice 2005-1, and regulations issued in connection with Section 409A of the Code. In no event, however, shall a Change in Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, Sonabank, or a subsidiary of either of them, by the Company, Sonabank, or any subsidiary of them, or by any employee benefit plan maintained by any of them.

1.7 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.8 “Date of Termination” means (i) if the Executive’s employment is terminated by the Company or Sonabank for Cause or by the Executive for Good Reason, ten (10) Business Days following the Company’s or Sonabank’s on the one hand, or Executive’s on the other, receipt of the Notice of Termination (as defined in Section 2.4) unless, in the case of Cause, the

Company or Sonabank determines that the reason (or reasons) for the Cause termination is (or are) not curable in which case the Date of Termination shall be the date set forth by the Company or Sonabank in the Notice of Termination, (ii) if the Executive’s employment is terminated by the Company or Sonabank without Cause, the Date of Termination shall be the date on which the Company or Sonabank notifies the Executive of such termination, (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of the death of the Executive or the Disability Effective Date, as the case may be, and (iv) if the Executive resigns for reasons that do not constitute Good Reason, the Date of Termination shall be the last day of the month in which such resignation occurs.

1.9 “Disability” means the determination by the Board of Directors of the Company or Sonabank (the Executive and any of her immediate family members recusing themselves from discussions, deliberations and voting), in accordance with applicable law, based on information provided by a physician selected by the Company or Sonabank or its insurers and reasonably acceptable to Executive or Executive’s legal representative, that, as a result of a physical or mental injury or illness, Executive has been unable to perform the essential functions of her job with or without reasonable accommodations for a period of (i) 90 consecutive days or (ii) 180 days in any one calendar year period. The date that the Board of Directors makes such decision or that date after such decision that is determined by the Board to be the effective date of the Executive’s Disability is the “Disability Effective Date.”

1.10 “Good Reason” shall mean any one of the following events, without Executive’s written consent, following a Change in Control: (i) the assignment to Executive of duties materially inconsistent with Executive’s then-current level of authority or responsibilities, or any other action by the Company or an Affiliate that results in a material diminution in Executive’s position, compensation, authority, duties or responsibilities; (ii) a breach by the Company or an Affiliate of any material term or covenant of any agreement with Executive; (iii) a requirement that Executive be based at any office or location that is more than twenty-five (25) miles from the Executive’s principal office location immediately preceding a Change in Control; or (iv) a failure by any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company or the Affiliate employing Executive to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company or an Affiliate would be required to perform it if no such succession had taken place. Executive must provide the Company or Sonabank, as applicable, written notice of any claim of Good Reason within ninety (90) days after the occurrence of any action/inaction giving rise to such claim, and the Company or its Affiliate will have ten (10) Business Days to cure such claim.

1.11 “IRS” shall mean the Internal Revenue Service.

2. TERMINATIONS OF EMPLOYMENT TRIGGERING SEVERANCE BENEFITS.

2.1 Subject to Section 2.2, and provided that Executive has executed the Mutual General Release, a copy of which is attached hereto as Exhibit A, the Company or an Affiliate will provide Executive with the benefits set forth in Section 3 if Executive’s employment is terminated for the following reasons (“Qualifying Terminations”): (i) by the Company or an

Affiliate without Cause at any time; or (ii) by Executive for “Good Reason” at any time. The Mutual General Release shall be executed by the Company and Sonabank and an executed copy shall be delivered to Executive promptly after receipt of the executed copy from Executive.

2.2 Except as otherwise set forth herein, in no event will benefits be payable to Executive under this Agreement in the event of termination due to Executive’s retirement, termination by the Company or an Affiliate for Cause, or voluntary termination by Executive without Good Reason.

2.3 Notwithstanding the foregoing, the following payments will be made in a lump sum within ten (10) Business Days after Executive’s termination of employment for any reason or no reason (including by reason of Disability, but not by reason of death): (i) earned but unpaid Base Salary through the date of termination; (ii) any accrued but unpaid vacation; (iii) any amounts payable under any employee pension or welfare benefit plans of the Company or an Affiliate in accordance with the terms of those plans; and (iv) unreimbursed business expenses incurred by Executive on behalf of the Company or an Affiliate (in accordance with existing expense reimbursement policies of the Company or an Affiliate).

2.4 Any termination by the Company or an Affiliate for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other Party hereto given in accordance with Section 5.13 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) indicates the Date of Termination (as defined above). The failure by the Executive on the one hand, or the Company or Sonabank, on the other hand, to set forth in a Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive, or the Company or Sonabank, respectively, hereunder, or preclude the Executive, or the Company or Sonabank, respectively, from asserting such fact or circumstance in enforcing the Executive’s, or the Company’s or Sonabank’s rights hereunder.

3. TERMINATION BENEFITS.

3.1 Subject to the conditions set forth in Section 2, the following benefits shall be paid or provided to Executive in the event Executive’s employment is terminated in a Qualifying Termination:

(a) Cash Severance. (i) The Company or an Affiliate shall pay to Executive in a lump sum an amount equal to three (3) times the sum of (i) Executive’s annual Base Salary as of the date on which the termination occurred and (ii) Executive’s target bonus amount for the year in which the termination occurred, if such target bonus amount has been set by the Board. In the event that the Board has not set such target bonus amount, the target bonus amount shall be deemed to be equal to the bonus paid by the Company or an Affiliate, as applicable, for the year prior to the year in which termination occurs.

(ii) Regardless of when the Qualifying Termination occurs the cash severance benefits in this Section 3.1(a) shall be paid by the Company or an Affiliate to Executive in a lump sum within ten (10) days of the date of such Qualifying Termination. Notwithstanding the foregoing, no payments under this Section 3.1(a) shall commence prior to the expiration of any revocation period required by law in connection with the release being provided to the Company and Sonabank by Executive under Section 2.1.

(b) Health Benefits. To the extent permissible under applicable law, the Company or an Affiliate shall continue to provide coverage to Executive (and to Executive’s spouse and dependents who are covered as of date of the Qualifying Termination) under the health and welfare benefit plans the Company or an Affiliate maintains for active employees following Executive’s Qualifying Termination, at the same cost to Executive and under the same terms applicable to active employees (and their dependents as was being paid prior to the Qualifying Termination), for a period of twenty-four (24) months after Executive’s Qualifying Termination. Notwithstanding the foregoing, if Executive becomes employed with another employer during such twenty-four (24) month period and is eligible to receive substantially comparable health and welfare benefits from such employer, the obligation of the Company and its Affiliates to provide the benefits described in this Section 3.1(b) shall cease on the date the Executive commences to receive such substantially comparable benefits. The Executive shall provide the Company or the Affiliate with prompt notice of the commencement of such health benefits.

(c) Incentive Plan Vesting. All awards under the Company’s 2004 Stock Option Plan, any Company restricted stock, stock appreciation right, phantom stock or other equity-based compensation plan, or any similar or successor plan, held by Executive shall immediately and totally vest, become exercisable in full, all restrictions applicable to such awards shall lapse, and all performance measures with respect to such awards shall be deemed satisfied in full.

3.2 TAXATION AND WITHHOLDING. Neither the Company nor any Affiliate makes any representations or warranties with respect to, and has no responsibility or liability for, the personal tax consequences of this Agreement to Executive. The Company and its Affiliates may make such provisions and take such steps as they may deem necessary or appropriate for the withholding of any taxes that the Company or any Affiliate is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with this Agreement.

3.3 GROSS-UP PAYMENT. (a) In the event that any payment, benefit or distribution by or on behalf of the Company or an Affiliate to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”) is determined to be an “excess parachute payment” pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor or substitute provision of the Code, with the effect that Executive is liable for the payment of the excise tax described in Code Section 4999 or any successor or substitute provision of the Code (the “Excise Tax”), then the Company or an Affiliate shall pay to Executive an additional amount (the “Gross-

Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the Payments and any federal, state and local income and employment taxes and Excise Tax on the Gross-Up Payment, shall be equal to the Payments. All determinations required to be made under this paragraph, and the assumptions to be utilized in arriving at such determination, shall be made by the registered public accounting firm used for auditing purposes by the Company or an Affiliate immediately prior to Executive’s employment termination or, if the Parties determine that such registered public accounting firm cannot make such determination because of legal restrictions, the Parties shall agree on a different registered public accounting firm (such registered public accounting firm is hereinafter referred to as the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company (or the Affiliate) and Executive. The Company or the Affiliate shall pay all fees and expenses of the Accounting Firm. Any determination by the Accounting Firm shall be binding upon the Company, the Affiliate and the Executive, except as provided in the following sentences. As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Internal Revenue Service (“IRS”) or other agency will claim that a greater or lesser Excise Tax is due. In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, Executive shall repay to the Company or an Affiliate, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by Executive to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income or employment tax deduction). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company or an Affiliate shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Executive with respect to such excess) at the time that the amount of such excess is finally determined. Executive and the Company (or the Affiliate) shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Payments. The Company or an Affiliate shall pay all fees and expenses of Executive relating to a claim by the IRS or other agency for the Excise Tax as provided below.

(b) Executive shall notify the Company or the Affiliate who paid the Gross-Up Payment in writing of any claim by the IRS that, if successful, would require the payment by the Company or an Affiliate of the Gross-Up Payment or an additional Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) Business Days after Executive is informed in writing of such claim and shall apprise the Company or the Affiliate of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company or the Affiliate (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company or an Affiliate notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, the Company or an Affiliate, subject to the provisions of this Section 3.3, shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner. In this connection, Executive agrees, subject to the provisions of this Section 3.3, to (i) prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company or the Affiliate shall determine, (ii) give the Company or the Affiliate any information reasonably and timely requested by the Company or the Affiliate relating to such claim, (iii) take such action in connection with contesting such claim as the Company or the Affiliate shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iv) cooperate with the Company and the Affiliate in good faith in order to effectively contest such claim, and (v) permit the Company and the Affiliate to participate in any proceedings relating to such claim. The foregoing is subject, however, to the following: (i) the Company or an Affiliate shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed in connection therewith, (ii) if the Company directs Executive to pay such claim and sue for a refund, the Company or an Affiliate shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance, (iii) any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due shall be limited solely to such contested amount, and (iv) the Company’s or the Affiliate’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority.

(c) The Company or the Affiliate will, if necessary or appropriate in order to retain the benefits under this Agreement, submit for stockholder approval, and the Board of Directors of the Company or the Affiliate will recommend that stockholders approve, all payments to be made hereunder in order to avoid any limitation, prohibition or adverse tax consequences under applicable federal and state tax laws.

3.4 EXECUTIVE’S DEATH. If Executive dies before the completion of any payments or benefits required under this Section 3, the Company or an Affiliate will make or continue all payments and benefits to Executive’s surviving spouse, if any, or Executive’s estate in accordance with this Section.

3.5 PAYMENT IN LIEU. If the provision of any of the benefits covered by this Article 3 would trigger the 20% excise tax and interest penalties under Section 409A of the Code, then the benefit(s) that would trigger such tax and interest penalties shall not be provided (the “Excluded Benefits”), and in lieu of the Excluded Benefits, the Company or Sonabank shall pay to the Executive, in a lump sum within thirty (30) days following termination of employment or within thirty (30) days after such determination should it occur after termination of employment, a cash amount equal to the cost to the Employer of providing the Excluded Benefits.

4. RESTRICTIVE COVENANTS

4.1 TRADE SECRETS. Executive acknowledges that she has had, and will have, access to confidential information of the Company and its Affiliates (including, but not limited to, current and prospective confidential know-how, customer lists, marketing plans, business plans, financial and pricing information, and information regarding acquisitions, mergers and/or joint ventures) concerning the business, customers, contacts, prospects, and assets of the Company and its Affiliates that is unique, valuable and not generally known outside the Company and its Affiliates, and that was obtained from the Company or an Affiliate or which was learned as a result of the performance of services by Executive on behalf of the Company or an Affiliate (“Trade Secrets”). Trade Secrets shall not include any information that: (i) is now, or hereafter becomes, through no act or failure to act on the part of Executive that constitutes a breach of this Section 4, generally known or available to the public; (ii) is known to Executive at the time such information was obtained from the Company or an Affiliate; (iii) is hereafter furnished without restriction on disclosure to Executive by a third party, other than an employee or agent of the Company or an Affiliate, who is not under any obligation of confidentiality to the Company or an Affiliate; (iv) is disclosed with the written approval of the Company or an Affiliate; or (v) is required to be disclosed or provided by law, court order, order of any regulatory agency having jurisdiction or similar compulsion, including pursuant to or in connection with any legal proceeding involving the Parties hereto; provided however, that such disclosure shall be limited to the extent so required or compelled; and provided further, however, that if Executive is required to disclose such confidential information, she shall give the Company notice of such disclosure and cooperate in seeking suitable protections. Other than in the course of performing services for the Company and its Affiliates, Executive will not, at any time, directly or indirectly use, divulge, furnish or make accessible to any person any Trade Secrets, but instead will keep all Trade Secrets strictly and absolutely confidential. Executive will deliver promptly to the Company or the Affiliate that employed Executive, at the termination of her employment or at any other time at the request of the Company or an Affiliate, without retaining any copies, all documents and other materials in her possession relating, directly or indirectly, to any Trade Secrets.

4.2 NON-COMPETITION. Beginning on the Effective Date and for a period continuing through the later of (i) twelve (12) months following termination of Executive’s employment with the Company and all Affiliates and (ii) the period the Company or an Affiliate is making severance payments to Executive under Section 3.1(a) (the “Restricted Period”), Executive shall not directly or indirectly own any interest in, operate, control or participate as a partner, director, principal, member, lender, sponsor, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for, any company, person, or entity engaged in a Competitive Business (as defined herein). A “Competitive Business” shall mean any person or entity that is involved in or seeks to become involved in providing deposits, money market accounts, certificates of deposit or other typical retail banking deposit-type services or loans on a retail level, to individuals, businesses or non-profit entities in any State in the United States in which the Company or an Affiliate is doing business at the time of termination of Executive’s employment. Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded voting securities of any company engaged in the banking, financial services, insurance, brokerage or other business similar to or competitive with the Company or any Affiliate (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).

4.3. NON-SOLICITATION OF EMPLOYEES. During the Restricted Period, Executive shall not, directly or indirectly solicit, induce or hire, or attempt to solicit, induce or hire, any current employee of the Company or an Affiliate, or any individual who becomes an employee during the Restricted Period, to leave his or her employment with the Company or an Affiliate or join or become affiliated with any other business or entity, or in any way interfere with the employment relationship between any employee and the Company or an Affiliate.

4.4 NON-SOLICITATION OF CUSTOMERS. During the Restricted Period, Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any customer, lender, supplier, licensee, licensor or other business relation of the Company or an Affiliate to terminate its relationship or contract with the Company or an Affiliate, to cease doing business with the Company or an Affiliate, or in any way interfere with the relationship between any such customer, lender, supplier, licensee or business relation and the Company or an Affiliate (including making any negative or derogatory statements or communications concerning the Company or an Affiliate or their directors, officers or employees).

4.5 IRREPARABLE HARM. Executive acknowledges that: (i) Executive’s compliance with this Agreement is necessary to preserve and protect the proprietary rights, Trade Secrets, and the goodwill of the Company or an Affiliate as going concerns, and (ii) any failure by Executive to comply with the provisions of this Agreement will result in irreparable and continuing injury for which there will be no adequate remedy at law. In the event that Executive fails to comply with the terms and conditions of this Agreement, the obligations of the Company and its Affiliates to pay the severance benefits set forth in Section 3 shall cease, and the Company or an Affiliate will be entitled, in addition to other relief that may be proper, to all types of equitable relief (including, but not limited to, the issuance of an injunction and/or temporary restraining order) that may be necessary to cause Executive to comply with this Agreement, to restore to the Company and its Affiliates their property, and to make the Company and its Affiliates whole.

4.6 SURVIVAL. The provisions set forth in this Section 4 shall survive termination of this Agreement.

4.7 SCOPE LIMITATIONS. If the scope, period of time or area of restriction specified in this Section 4 are or would be judged to be unreasonable in any court proceeding, then the period of time, scope or area of restriction will be reduced or limited in the manner and to the extent necessary to make the restriction reasonable, so that the restriction may be enforced in those areas, during the period of time and in the scope that are or would be judged to be reasonable.

5. MISCELLANEOUS

5.1 EMPLOYMENT STATUS. Nothing herein shall be deemed to create any term of employment, it being expressly understood and agreed between the Parties that Executive’s employment is at will and that either Party may terminate such employment at any time.

5.2 GOVERNING LAW. All provisions of this Agreement will be construed and governed by Virginia law without regard to its choice of law principles or the laws of any other jurisdiction. Any suit, claim or other legal proceeding for injunctive relief arising out of or relating to this Agreement shall be brought exclusively in the federal or state courts located in Alexandria, Virginia, and Executive and the Company and its Affiliates hereby submit to personal jurisdiction in the Commonwealth of Virginia and to venue in such courts. Notwithstanding the foregoing, a Party may seek and obtain injunctive relief against any other Party in any court having jurisdiction over Executive.

5.3 ARBITRATION. The Company and Executive agree to arbitrate any controversy or claim arising out of this Agreement or the termination of Executive’s employment to the extent set forth herein required (but not including any claims of breach of any employment contract, wrongful termination or age, sex, race or other discrimination); provided that the Company and Executive shall have the right to, and be permitted to, seek and obtain injunctive relief from a court of competent jurisdiction pursuant to Section 4.5 above. Any such arbitration shall be fully and finally resolved in binding arbitration in a proceeding in Alexandria, Virginia, in accordance with the national Rules for the Resolution of Employment Disputes of the American Arbitration Association before a single arbitrator. The arbitrator shall not have the authority to modify or change any of the terms of this Agreement, except as provided in Section 5.4 hereof. The arbitrator’s award shall be final and binding upon the Parties, and judgment upon the award may be entered in any court of competent jurisdiction in any state of the United States or country or application may be made to such court for a judicial acceptance of the award and an enforcement as the law of such jurisdiction may require or allow.

5.4 SEVERABILITY. Every provision of this Agreement is intended to be severable. If any provision or portion of a provision is illegal or invalid, then that portion shall be re-negotiated by the Parties or recast by an arbitrator or court, consistent with the intent of the Parties reflected herein, so that it is not illegal or invalid, and the remainder of this Agreement shall not be affected. Moreover, any provision of this Agreement which is determined to be unreasonable, arbitrary or against public policy shall be modified as necessary so that it is not unreasonable, arbitrary or against public policy while maximizing the intent of the Parties.

5.5 ENTIRE AGREEMENT. Except as provided in Section 5.8 and in any non-disclosure, non-solicitation, intellectual property or similar agreement signed by Executive, with respect to its subject matter, this Agreement and the Mutual General Release attached hereto as Exhibit A constitute the entire understanding of the Parties superseding all prior agreements, understandings, negotiations and discussions between them, whether written or oral, and there are no other understandings, representations, warranties or commitments with respect thereto.

5.6 SUCCESSORS AND ASSIGNS. This Agreement is personal to the Executive and without the prior written consent of the Company, shall not be assignable by the Executive. To the extent provisions contained herein relate to the Executive’s legal representatives, successors or permitted assigns this Agreement shall inure to the benefit of and be enforceable by such legal representatives, successors or permitted assigns. This Agreement shall inure to the benefit of and be binding upon the Company, Sonabank, Affiliates and their respective successors and assigns. The Company and Sonabank will require any successor to the Company or to any Affiliate obligated hereunder (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or of any Affiliate obligated hereunder to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company or any Affiliate obligated hereunder would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as set forth herein and any successor to its business and/or assets as set forth herein which assumes and agrees to perform this Agreement. In addition, the term “Affiliate” shall mean any Affiliate of the Company (including Sonabank) as hereinbefore defined and obligated hereunder and any successor to its business and/or assets as set forth herein and any successor to its business and/or assets as set forth herein which assumes and agrees to perform this Agreement.

5.7 AMENDMENT. This Agreement may only be amended or terminated by a written agreement executed by the Company, Sonabank and Executive.

5.8 INSURANCE AND INDEMNIFICATION. The Company or the Affiliate that employed Executive agrees to indemnify Executive on at least the same basis and for the same period of time as other directors and officers, in accordance with applicable state law and the Company’s or the Affiliate’s (as applicable) Articles of Incorporation and/or Bylaws. If there occurs any Change in Control of the Company or any Affiliate where the acquirer of the Company or the Affiliate, that, at such time, employs or employed Executive, agrees to indemnify and/or insure some or all of the directors or officers of the Company or the Affiliate, the Company or the Affiliate will make it a condition to the closing of the Change in Control transaction that the Executive be indemnified and/or insured to the same extent as the other directors or officers who will obtain such coverage in said transaction(s).

5.9 LEGAL FEES. The Company or an Affiliate agrees to pay promptly as incurred, to the full extent permitted by law, all documented legal fees and expenses that Executive may reasonably incur as a result of any contest by the Company or an Affiliate, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement, unless the court or arbitrator, as the case may be, finds the Executive’s claims or defenses to be wholly without merit.

5.10 EFFECT ON OTHER OBLIGATIONS. The obligations of the Company or an Affiliate to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company or an Affiliate may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, except as provided in Section 3.1(b).

5.11. NO WAIVER. No failure or delay by the Company or an Affiliate on the one hand, or Executive on the other hand, in enforcing or exercising any right or remedy hereunder shall operate as a waiver thereof. Any such waiver or consent shall be given in writing, signed by the Company or the Affiliate, or the Executive, as applicable, and be effective only in the specific instance and for the purpose for which given.

5.12 REGULATORY RESTRICTIONS. Any and all payments to be made hereunder are subject to the prohibitions, limitations and restrictions under applicable law and regulation, including the Federal Deposit Insurance Act (12 U.S.C. Sections 1811, 1813(x)(1), 1818 (e)(3) or (e)(4) or (g)(1)), 1828 (k) and Part 359 of the Regulations of the Federal Deposit Insurance Corporation (12 C.F.R. Part 359, Section 359.0, et seq.).

5.13 NOTICES. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, as follows:

If to the Company or Sonabank:	Southern National Bancorp of Virginia, Inc.
1002 Wisconsin Avenue, NW
Washington, D.C. 20007
Attn: Secretary
With a copy (which shall not constitute notice) to:	Elias Matz Tiernan & Herrick L.L.P.
734 15th Street, NW
12th Floor
Washington, D.C. 20005
Attn: Timothy B. Matz, Esq.
If to the Executive:	Ms. Georgia S. Derrico
2954 Burrland Lane
The Plains, Virginia 20198

or to such other address as either Party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

5.14. COUNTERPARTS. The Parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.

IN WITNESS WHEREOF, each Party has executed this Change in Control Agreement or caused this Change in Control Agreement to be duly executed as of the Effective Date.

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

By:
Name:
Title:

SONABANK, NATIONAL ASSOCIATION

By:
Name:
Title:

EXECUTIVE

By:
Name:	Georgia S. Derrico

EXHIBIT A

MUTUAL GENERAL RELEASE

THIS MUTUAL GENERAL RELEASE (this “Agreement”) is entered into as of                     , 20         by and between Georgia S. Derrico (the “Executive”) on the one hand, and Southern National Bancorp of Virginia, Inc. a Virginia corporation (the “Company”) and Sonabank, National Association, a national bank (“Sonabank”) on the other. Each of the Company and Executive is a “Party” to this Agreement, and, together, they are the “Parties” hereto.

RECITALS

WHEREAS, the Company, Sonabank and Executive are entering into a Change in Control Agreement, dated as of August             , 2006 (the “Change in Control Agreement”);

WHEREAS, the Change in Control Agreement requires that this Agreement be executed by the Company, Sonabank and Executive at the time of a Qualifying Termination as a condition to the Company’s payment of severance benefits to Executive under the Change in Control Agreement;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the Parties hereto hereby agree as follows:

1. Certain Actions to Be Taken By Executive.

(a) On the closing date of any Change in Control (as such term is defined in the Change in Control Agreement) transaction, if requested in writing by the acquirer in said transaction, the Executive shall execute and deliver, in a form satisfactory to such acquirer, a resignation from all positions she holds as a director or officer of the Company or any Affiliate (as such term is defined in the Change in Control Agreement) of the Company.

(b) In the event a claim (written or oral) arises for which indemnification is or may be sought by the Executive under the Change in Control Agreement, Executive shall promptly notify the Company and Sonabank in writing, at the address set forth in the Change in Control Agreement, of the commencement of such legal action or existence of, and facts relating to, such claim.

(c) Executive agrees to cooperate in the defense of any action for which indemnification is sought under the Change in Control Agreement. Such cooperation shall include, but not be limited to, providing the Company and Sonabank and their respective counsel copies of any and all relevant documents relating to the claim, consulting with the Company, Sonabank and their respective counsel with regard to the claim, providing testimony, either in deposition or at trial or both, regarding the facts relating to the claim, making herself available at all reasonable times for consultation, testimony and fact finding and otherwise furnishing such information to the Company, Sonabank and their respective counsel as Executive would provide to her own counsel in the event she were defending the action herself. Except as expressly permitted by the Company or Sonabank, as the case may be, Executive shall not object to the production or use of any documents prepared by Executive, or of information provided to the Company’s or Sonabank’s legal counsel on the basis of any claim of privilege that is available to the Company or Sonabank, as the case may be. Such cooperation shall be provided regardless of whether the Company or Sonabank assumes the defense of the action, provided that the Company or Sonabank is providing indemnification under the Change in Control Agreement, provides to Executive reasonable compensation for her time, reimburses her expenses relating to these activities and is not in breach of its obligations under the Change in Control Agreement or this Agreement. For purposes of this Agreement and the Change in Control Agreement, the termination of any claim, action, suit or proceeding by judgment, order, settlement (whether with or without court approval) shall not of itself create a presumption that the Executive did or did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is or is not permitted by applicable law.

2. Releases.

(a) Provided that the Company and Sonabank are not in material breach of the Change in Control Agreement or this Agreement, and except for any Claims (as hereinafter defined) under this Agreement or the Change in Control Agreement, for good and valuable consideration, the receipt of which is hereby acknowledged by Executive, Executive, for herself and for her heirs, spouses, estates, beneficiaries, executors, trusts, personal representatives, successors and assigns, and all those claiming by, through, under or in concert with them or any of them, does hereby release completely and forever discharge the Company, its Affiliates and their respective directors, officers, employees, agents, successors and assigns from any and all claims, debts, liabilities, losses, promises, expenses, costs, damages, actions, obligations, or cause(s) of action, of any kind whatsoever (“Claims”), whether asserted by way of affirmative claims, counter-claims, defenses or offsets or otherwise, in any proceeding whatsoever, whether due and owing in the past, present or future and whether based on contract, tort, statute, regulation or any other legal or equitable theory of recovery and whether known or unknown, suspected or unsuspected, fixed or contingent, matured or unmatured, with respect to, pertaining to or arising out of Executive’s employment with the Company or any Affiliate thereof or her service as a director or a member of a committee of the Board of Directors of the Company or any Affiliate thereof.

(b) Provided that Executive is not in material breach of the Change in Control Agreement or this Agreement, and except for any Claims under this Agreement or the Change in Control Agreement, for good and valuable consideration, the receipt of which is hereby acknowledged by the Company and Sonabank, the Company and Sonabank, for itself and for its Affiliates and their respective directors, officers, employees, agents, successors and assigns, and all those claiming by, through, under or in concert with them or any of them, does hereby release completely and forever discharge Executive and her legal representatives, successors and assigns from any and all Claims, whether asserted by way of affirmative claims, counter-claims, defenses or offsets or otherwise, in any proceeding whatsoever, whether due and owing in the past, present or future and whether based on contract, tort, statute, regulation or any other legal or equitable theory of recovery and whether known or unknown, suspected on unsuspected, fixed or contingent, matured or unmatured, with respect to, pertaining to or arising out of Executive’s employment with the Company or any Affiliate thereof or her service as a director or a member of a committee of the Board of Directors of the Company or any Affiliate thereof.

(c) The Parties acknowledge that they may hereafter discover claims and/or facts now unknown or unsuspected, or in addition to, or different from, those which the Parties now know or believe to be true with respect to this Agreement. Nevertheless, the Parties intend by this Agreement to release fully, finally, and forever all claims released hereby. Accordingly, this Agreement shall remain in full force as a complete release of such claims notwithstanding the discovery or existence of any such additional or different claims and/or facts before or after the date of this Agreement.

3. Representation and Warranty. Each Party to this Agreement represents and warrants to the other that it or she (as the case may be) (a) is the lawful owner of everything released hereunder, (b) has all necessary power and authority to make such release, and including the absence of any duty or obligation that would prevent, or be put in breach or default by, such release, and (c) has not heretofore transferred or attempted to transfer all or any part of any such thing released in any manner whatsoever, including by way of subrogation or operation of law. The Parties represent and warrant further to each other that each has been, or has had the opportunity to be, represented by his or its own counsel, that this Agreement is executed voluntarily, and without duress or undue influence on the part of or on behalf of either Party.

4. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered as set forth in Section 5.13 of the Change in Control Agreement.

5. Disclosure. (a) The Company, Sonabank and Executive will respond to any and all third party queries (including press queries) regarding Executive’s termination of employment by the following statement: “The Company and Ms. Derrico have agreed to end their relationship on an amicable basis and have no further comment on the matter.”

(b) No Party will disclose the terms or conditions of this Agreement to anyone other than her spouse, or their counsel, accountants, directors, officers who need to know the contents hereof or the appropriate regulatory agencies having jurisdiction, or an arbitrator or court of competent jurisdiction.

(c) No Party will make any comment, oral or written, relating to the other Party, her spouse or any of its directors, officers, employees or agents, which may be construed as derogatory, critical or harmful to the reputation of the other Party.

6. General.

(a) The terms of this Agreement shall be binding upon the Parties hereto and their respective heirs, spouses, estates, beneficiaries, executors, trusts, personal representatives, successors and assigns.

(b) This Agreement represents the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by each of the Parties hereto.

(c) This Agreement shall be construed, enforced and interpreted in accordance with, and governed by, the laws of the Commonwealth of Virginia, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

(d) Any capitalized terms not defined in this Agreement shall have as their meaning the definitions contained in the Change in Control Agreement, but the Change in Control Agreement is not otherwise a part of this Agreement.

(e) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

(f) References herein to the masculine or feminine gender shall be deemed to refer to the other or neuter gender where appropriate.

(g) This Agreement shall not be construed as an admission of liability, fault or wrongdoing by either Party and each Party specifically disclaims liability, fault or wrongdoing and each Party agrees that this Agreement shall not be used or admitted into evidence in any proceeding of any kind, including judicial, administrative or arbitrative, except for proceeding to enforce this Agreement or the Change in Control Agreement.

7. Effectiveness. Executive acknowledges that she will have twenty-one (21) days following her receipt of this Agreement to consider executing this Agreement, and an additional period of seven (7) days following her execution of this Agreement in which to revoke this Agreement. Her notice of revocation must be in writing and given to William H. Lagos, the Chief Financial Officer of the Company, 1002 Wisconsin Avenue, NW, Washington, D.C. 20007 within seven (7) days after signing this Agreement and either delivered personally or sent certified or registered mail return receipt requested. If Executive has not revoked her acceptance of this Agreement within this seven (7) day period, this Agreement’s effectiveness will become final. If Executive does revoke this Agreement, neither Executive nor the Company will be required to satisfy any of the terms of this Agreement. Executive has the right, if she so chooses, to execute this Agreement prior to the expiration of the twenty-one (21) day period. This Agreement shall not be effective or enforceable until the expiration of the seven (7) day period after Executive executes this Agreement. Notwithstanding anything to the contrary contained herein, this Agreement shall not be effective unless and until it is executed subsequent to the occurrence of a Qualifying Termination.

IN WITNESS WHEREOF, the Company and Sonabank have caused this Agreement to be executed by their duly authorized officers, and Executive has signed this Agreement, as of the date first above written.

EXECUTIVE:

By:
Name:	Georgia S. Derrico

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

By:
Name:
Title:

SONABANK, NATIONAL ASSOCIATION

By:
Name:
Title: